UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/03/2010

CYBERSOURCE CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26477

Delaware	77-0472961
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1295 Charleston Road, Mountain View, CA 94043
(Address of principal executive offices, including zip code)

650-965-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 3, 2010, at a regularly scheduled meeting, the Compensation Committee of the Board of Directors (the "Board") of Cybersource Corporation (the "Company") approved the Company's 2010 Senior Management Bonus Plan (the "Plan"), which provides for bonuses for all eligible Company employees with a title of vice president or above and employee directors with a title of director, senior director or the equivalent (each a "Participant" and collectively, the "Participants") based on the Company's achievement of certain annual financial targets. Based on the Company's achievement against its internal, full year non-GAAP operating income target set forth in the 2010 financial plan, adopted and approved by the Board, as may be amended from time to time at the sole discretion of the Board, all Participants can receive a bonus up to the target bonus amount. Bonus target amounts are calculated as a percentage of base salary and vary by Participant.

The total, pre-tax dollar amount of the target bonus paid to each Participant is comprised of two components. Seventy-five percent (75%) of the bonus amount is based on overall Company performance relative to its full year, non-GAAP operating income target. Twenty-five percent (25%) of the bonus amount is based on the performance of each individual Participant.

The following executive officers shall be eligible to receive a cash bonus up to the amount set forth following their name: Steven D. Pellizzer ($183,000) and Robert J. Ford ($85,500). Michael A. Walsh will participate in the Plan and, pursuant to a separate employment agreement, is eligible to receive a cash bonus of up to $400,000. William S. McKiernan, the Company's Executive Chairman, is not eligible under the Plan since he is no longer serving as the Company's Chief Executive Officer.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is being filed with this Current Report on Form 8-K.

Exhibit No.        Description

10.1               2010 Senior Management Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERSOURCE CORP

Date: March 09, 2010	By:	/s/ Steven D. Pellizzer
Steven D. Pellizzer
Chief Financial Officer and Senior Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	2010 Senior Management Bonus Plan